SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-A

    Pursuant to Section 12(b) or 12(g) of The Securities Exchange Act of 1934

                             TREMONT ADVISERS, INC.
                 (Name of small business issuer in its charter)


                                Delaware                                                     06-1210532
     (State or other jurisdiction of incorporation or organization)             (I.R.S. Employer Identification No.)

                555 Theodore Fremd Avenue, Rye, New York                                       10580
                (Address of Principal Executive Offices)                                     (Zip Code)



If this form relates to the registration of a                                   If this form relates to the registration of a
class of securities pursuant to Section 12(b)                                   class of securities pursuant to
of the Exchange Act and is effective                                            Section 12(g) of the Exchange Act and is
pursuant to General Instruction A.(c), please                                   effective pursuant to General Instruction
check the following box. [  ]                                                   A.(d), please check the following box. [X]


Securities Act registration statement file numbers to which this form relates:  33-81438
                                                                                33-89966
                                                                                (If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

                    Title of Each Class                                         Name of Each Exchange on Which
                    to be so Registered                                         Each Class is to be Registered

                           None                                                     Not Applicable

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Securities to be registered pursuant to Section 12(g) of the Act:

                              Class B Common Stock
                                (Title of Class)


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Item 1.    Description of Registrant's Securities to be Registered

     Voting Rights:  The holders of the Tremont  Advisers,  Inc. (the "Company")
Class B Common Stock, $.01 par value per share, are entitled to one vote for each share held of record.

     Liquidation Rights: Upon liquidation, dissolution or winding up of the Company, before any distribution in respect of the Class B Common Stock, the holders of the Company's Class A Common Stock are entitled to receive an amount equal to the aggregate liquidation preference of $0.40 per share. The holders of the Class B Common Stock are then entitled to receive $0.40 per share. The remaining assets of the Company shall then distributed in equal amounts per share.

     Pre-Emptive Rights: Neither the holders of Class A Common Stock nor the holders of Class B Common Stock have any pre-emptive rights.

     Dividend Rights: Following the preferences distribution of dividends to holders of the outstanding shares of Preferred Stock, the record holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive such dividends and distributions, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of the assets or funds of the Corporation legally available therefor; provided, however, that no such dividend or distribution shall be delcared or paid unless the holders of both classes receive the same per share dividend, payable in the same amount and type of consideration, as if such classes constituted a single class, except that in the event that any dividend is declared that is payable in shares of Class A Common Stock or Class B Common Stock, such dividend shall be declared and paid at the same rate per share with respect to the Class A Common Stock and the Class B Common Stock, and the dividends payable on the shares of the Class A
Common Stock shall be payable only in shares of Class A Common Stock and the dividend payable on the shares of Class B Common Stock shall be payable only in shares of Class B Common Stock.

Exhibits

     3.1  Restated Certificate of Incorporation of the Company
          (incorporated  herein by reference to the Company's
          Registration Statement on Form S-1 filed with the Commission on December 16, 1991)

     3.3 Amendment to the Certificate of Incorporation of the Company, dated December 23, 1993 (incorporated herein by reference to the Company's Form 10-K filed with the Commission on March 29, 1994)

     3.4 Amendment to the Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Form 10-KSB filed with the Commission on March 19, 1999)


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


                                                    SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                     TREMONT ADVISERS, INC.
                                                              (Registrant)



                                                     By: /s/ Stephen T. Clayton
                                                         -----------------------
                                                         Stephen T. Clayton
                                                         Chief Financial Officer

Dated:            August 18, 1999


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                                                   EXHIBIT INDEX


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                                                                        Page No.

     3.1  Restated Certificate of Incorporation of the Company             - -
          (incorporated  herein by reference to the Company's
          Registration Statement on Form S-1 filed with the
          Commission on December 16, 1991)

     3.3  Amendment  to the  Certificate  of  Incorporation                - -
          of the Company, dated December 23, 1993 (incorporated
          herein by reference to the Company's  Form 10-K filed
          with the Commission on March 29, 1994)

     3.4  Amendment  to the  Certificate  of  Incorporation  of            - -
          the Company (incorporated  herein by reference to the
          Company's  Form 10-KSB filed with the Commission on
          March 19, 1999)

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